Electronically transmitted to the Securities and Exchange Commission on September __, 2000
                                                  Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             BELL MICROPRODUCTS INC.
             (Exact name of registrant as specified in its charter)

         California                                          94-3057566
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)
                              1941 Ringwood Avenue
                           San Jose, California 95131
                                 (408) 451-9400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 W. Donald Bell
                      President and Chief Executive Officer
                             Bell Microproducts Inc.
                              1941 Ringwood Avenue
                           San Jose, California 95131
                                  (408)451-9400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              Melodie R. Rose, Esq.
                            Fredrikson & Byron, P.A.
                            1100 International Centre
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
======================================= ==================== ==================== ================== ===============
Title of Securities to be Registered          Amount          Proposed Maximum    Proposed Maximum     Amount of
                                         to be Registered    Offering Price per       Aggregate       Registration
                                                                   Unit(1)        Offering Price(1)       Fee
======================================= ==================== ==================== ================== ===============
Common Stock to be offered by Selling         750,000               $24.71875        $18,539,062         $4,894
Shareholder
======================================= ==================== ==================== ================== ===============

(1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on September 5, 2000.

         The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to completion, dated September 11, 2000



                                   PROSPECTUS

                             BELL MICROPRODUCTS INC.

                         750,000 Shares of Common Stock


         This Prospectus relates to the offer and sale of up to 750,000 shares of common stock, $.01 par value, of Bell Microproducts Inc., a California corporation, that may be offered and sold from time to time by The Retirement Systems of Alabama upon exercise of an outstanding warrant issued by the Company in July 2000 or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling shareholder may offer its shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling shareholder. We will not receive any proceeds from the sale of shares by the selling shareholder. See "Plan of Distribution."

         Our common stock is traded on the Nasdaq National Market under the symbol "BELM." The closing sale price on September 8, 2000, as reflected on the Nasdaq National Market, was $32.625 per share.
                             -----------------------

                For information concerning certain risks relating
               to an investment in Bell Microproducts common stock
                     see "Risk Factors" beginning on page 3.
                             -----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.


                 The date of this prospectus is __________, 2000

                                TABLE OF CONTENTS

                                                                  Page


ABOUT BELL MICROPRODUCTS.............................................3


RISK FACTORS.........................................................3


USE OF PROCEEDS......................................................7


SELLING SHAREHOLDER..................................................7


PLAN OF DISTRIBUTION.................................................7


WHERE YOU CAN FIND MORE INFORMATION..................................8

                            ABOUT BELL MICROPRODUCTS

         Bell Microproducts Inc. was organized as a California corporation in 1987. We market and distribute a select group of semiconductor and computer products to original equipment manufacturers and value-added resellers. Semiconductor products include memory, logic, microprocessor, peripheral and specialty components. Computer products include disk, tape and optical drives and subsystems, drive controllers, storage systems, monitors, board-level products and computers. We also provide a variety of value-added services to our customers, including subsystem testing, software loading, mass storage and computer systems integration, disk drive formatting and testing, and the packaging of electronic component kits to customer specifications.


                                  RISK FACTORS

         You should carefully consider the following risk factors, together with other information contained or incorporated by reference in this prospectus, in evaluating whether to invest in our shares.


We may be unable to successfully manage our growth.

         Our growth in recent years has placed, and continues to place, a strain on our management, financial and operational resources. We intend to continue to pursue our growth strategy through increasing sales of existing and new product offerings, increasing geographical sales coverage, and possibly through strategic acquisitions. In 2000, we acquired Ideal Hardware Limited, Rorke Data, Inc. and Hammer Storage Solutions. In 1999, we acquired Miami-based Future Tech, Inc. and in 1998, we acquired the Computer Products Division of Philadelphia-based Almo Corporation and Toronto-based Tenex Data, a division of Axidata Inc. The integration of newly acquired companies involves the assimilation of operations and products, which could divert the attention of our management team and may have a material adverse effect on our operating results in future quarters. Our strategy includes consideration of possible additional acquisitions in the future. Such acquisitions entail numerous risks, including an inability to assimilate acquired operations and products, diversion of management's attention, difficulties and uncertainties in transitioning the business relationships from the acquired entity to us, difficulty in integrating new employees and loss of key employees of acquired companies. In addition, future acquisitions by us may result in dilutive issuances of equity securities, the incurrence of additional indebtedness, large one-time expenses, and the creation of goodwill or other intangible assets that could result in significant amortization expense. Continued growth may require additional equipment, increased personnel, expanded information systems and additional financial and administrative control procedures. There can be no assurance that we will be able to attract and retain qualified personnel, expand information systems, or further develop accounting and control systems to successfully manage expanding operations, including an increasing number of supplier and customer relationships and geographically dispersed locations. Further, there can be no assurance that we will be able to sustain our recent rate of growth or continue our profitable operations.

We are dependent on certain suppliers and would be adversely affected if we were to lose any significant supplier.

         Three suppliers provided products which represented 47% of our sales in 1999. Two suppliers provided products which represented 43% of our sales in 1998 and 1997. Our distribution agreements with these suppliers are cancelable upon 90 days notice. In the past, distribution arrangements with significant suppliers have been terminated and there can be no assurance that, in the future, one or more of our significant distributor relationships will not be terminated. Three vendors accounted for 55% of our inventory purchases during 1999. Two vendors accounted for 49% and 57% of our distribution inventory purchases during 1998 and 1997, respectively. One of these vendors has obtained a second priority lien against our inventories to secure payment on our purchase of goods. The loss of any significant supplier or the shortage or loss of any significant product line could materially adversely affect us. As we enter into distribution arrangements with new suppliers, other competitive suppliers may terminate their distribution arrangements with us with minimal notice. To the extent that we are unable to enter into or maintain distribution arrangements with leading suppliers of components, our sales and operating results could be materially adversely affected.

There are a number of other companies distributing semiconductor and computer products.

         The distribution industry is highly competitive. In the distribution of semiconductor and computer products, we generally compete for both supplier and customer relationships with numerous local, regional and national authorized and unauthorized distributors and for customer relationships with semiconductor and computer product manufacturers, including some of our own suppliers. Many of our distribution competitors are larger, more established and have greater name recognition and financial and marketing resources than do we. We believe that competition for distribution customers is based on product lines, customer service, product availability, competitive pricing and technical information, as well as value-added services and kitting. We believe that we compete favorably with respect to these factors. Recently, with the increased acceptance of companies transacting business through the Internet, competition in the distribution of semiconductors, computer products and related value-added products is expected to increase. There can be no assurance that we will be able to compete successfully with existing or new competitors. Failure to do so would have a material adverse effect on our results of operations.

         Value-added services are highly competitive and are based upon technology, quality, service, price and the ability to deliver finished products on an expeditious and reliable basis. We believe we compete favorably with respect to such factors. We attempt to focus on markets where we have advantages in flexibility, service and high component content of the total price. In this area, we compete with many distributors, as well as with the in-house manufacturing capabilities of our existing and potential customers. Many of our competitors are larger, more established and have greater name recognition and financial and marketing resources than do we.

         The distribution business is highly competitive, and there can be no assurance that we will be able to compete successfully with existing or new competitors. Failure to do so could have a material adverse effect on our operating results.

Our distributor agreements provide us with limited price and inventory protection rights.

         Our authorized distributor agreements may be canceled by either party on short notice and generally provide for a return of the inventory to the manufacturer upon cancellation. Such agreements also generally provide us with limited price protection and inventory protection rights. There can be no assurance that such agreements will not be canceled, or that price protection and inventory rotation policies will provide complete protection or will not be changed in the future. From time to time we purchase significant amounts of products on terms that do not include effective price protection or inventory rotation rights, and we bear the risk of obsolescence and price fluctuation for those products, which could have a material adverse effect on our results of operations.

Any slowdown in the growth of the personal computer industry could affect us.

         Many of the products we sell are used in the manufacture or configuration of personal computers. These products are characterized by rapid technological change, short product life cycles and intense competition and pricing pressures. The personal computer industry has experienced significant unit volume growth over the past several years which has, in turn, increased demand for many of the products we distribute. However, any slowdown in the growth of the personal computer industry, or growth at less than expected rates, or significant reductions in gross margins earned by us, could adversely affect our ability to continue our revenue growth and maintain or increase our profitability. In addition, many of our customers in the personal computer industry are subject to the risks of significant shifts in demand and severe price pressures to their customers, which may increase the risk that we may not be able to collect accounts receivable owed by some of our customers. To the extent we are unable to collect our accounts receivable, our results of operations would be adversely affected.

         We face certain industry-related risks. To the extent that our suppliers do not maintain their product leadership, our operating results could be materially adversely affected. Moreover, the increasingly short product life cycles experienced in the electronics industry may increase our exposure to inventory obsolescence and the possibility of fluctuations in operating results. Other factors adversely affecting the semiconductor or computer industries in general, including trade barriers which may affect our supply of products from our Japanese suppliers, could have a material adverse effect on our operating results.

The cyclical nature of the semiconductor and disk drive industries could adversely affect our gross margins or results of operations.

         Semiconductors and disk drives have represented a significant portion of our sales and we believe they will continue to do so in future periods. Both the semiconductor and the disk drive industries have historically been characterized by fluctuations in product supply and demand and, consequently, severe fluctuations in price. In the event of excess supply of disk drives or semiconductors, our gross margins may be adversely affected. In the event of a shortage of supply of disk drives or semiconductors, our results of operations will depend on the amount of product allocated to us by our suppliers and the timely receipt of such allocations. Additionally, technological changes that affect the demand for and prices of the products we distribute may further affect our gross margins. Although our agreements with our suppliers provide us with limited price protection and certain rights of stock rotation, rapid price declines or a shortfall in demand for disk drives or semiconductor products could have an adverse effect on our sales or gross margins.

There could be fluctuations in our quarterly operating results.

         Our quarterly operating results have in the past and could in the future fluctuate substantially. Our expense levels are based, in part, on expectations of future sales. If sales in a particular quarter do not meet expectations, operating results could be adversely affected. Factors affecting quarterly operating results include the loss of key suppliers or customers, price competition, problems incurred in managing inventories or receivables, the timing or cancellation of orders from major customers, a change in the product mix sold by us, customer demand, availability of products from suppliers, management of growth, our ability to collect accounts receivable, price decreases on inventory that is not price protected, the timing or cancellation of purchase orders with or from suppliers, our ability to integrate recently acquired companies, managing foreign currency exposure, changing economic conditions in North and South America and Europe, and the timing of expenditures in anticipation of increased sales and customer product delivery requirements. Price competition in the industries in which we compete is intense and could result in gross margin declines, which could have an adverse impact on our profitability. Due in part to supplier rebate programs and increased sales by us near the end of each quarter, a significant portion of our gross profit has historically been earned by us in the third month of each quarter. Failure to receive products from our suppliers in a timely manner or the discontinuance of rebate programs and marketing development funds could have a material adverse effect on our results of operations in a particular quarter. In various periods in the past, our operating results have been affected by all of these factors. In particular, price fluctuations in the disk drive and semiconductor industries have affected our gross margins in recent periods.

We may be unable to obtain additional financing in the event of changes in interest rates or our failure to meet debt covenant requirements.

         We have raised significant funding through debt, some of which bears interest at fixed rates and some at variable rates. We are also required to meet certain financial tests on a quarterly basis and comply with other covenants customary in secured financings. Changes in interest rates may have a significant effect on the results of operations. Failure to meet debt covenant requirements may result in the debt providers demanding immediate repayment of amounts outstanding. Our cash requirements will depend on numerous factors, including the rate of growth of our sales. We believe that our working capital, including our existing credit facility, will be sufficient to meet our short-term capital requirements. However, we may seek additional debt or equity financing to fund continued growth as well as potential acquisitions. We may not be able to find alternative sources of finance and liquidity and failure to do so would have a significant impact on our results of operations and financial condition.

We are subject to the risks associated with international operations, which may negatively affect our profitability.

         As a result of recent acquisitions, including Toronto-based Tenex Data and FutureTech, Inc. in 1999 and Rorke Data, Inc. and London-based Ideal Hardware in 2000, we expect that international sales will represent a substantial portion of our net sales for the foreseeable future. Our international operations are subject to a number of risks, including:

         - import and export license requirements, tariffs, taxes and other trade barriers;

         -  fluctuations in currency exchange rates;

         -  difficulty in collecting accounts receivable;

         - the burden of complying with a wide variety of foreign laws, treaties and technical standards and changes in those regulations;

         -  difficulty in staffing and managing foreign operations; and

         -  political and economic instability.

         The majority of our revenue and capital expenditures is transacted in U.S. dollars, however, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in operating results. Furthermore, payment cycles for international customers are typically longer than those for customers in the United States. Unpredictable sales cycles could cause us to fail to meet or exceed the expectations of security analysts and investors for any given period. Further, foreign markets may not continue to develop. To the extent we are unable to manage these risks, our results of operations and financial position could be materially adversely affected.


                                 USE OF PROCEEDS

         Bell Microproducts will not receive any proceeds from the sale of any of the shares offered hereby.

                               SELLING SHAREHOLDER

         The selling shareholder is The Retirement Systems of Alabama. On July 6, 2000, we issued to the selling shareholder a warrant to purchase 750,000 shares of our common stock in connection with certain financing arrangements provided to us by the selling shareholder and its affiliates. Assuming exercise of the warrant and prior to any sale under this prospectus, the selling shareholder will own 750,000 shares of our common stock, representing approximately 4.9% of the number of shares outstanding. After this offering, it will own less than 1%. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.


                              PLAN OF DISTRIBUTION

         The selling shareholder may sell the shares of common stock on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, "selling shareholder" includes donees and pledgees selling shares received from the named selling shareholder after the date of this prospectus. We will pay all expenses associated with registering the selling shareholder's shares, including legal fees incurred by the selling shareholder. The selling shareholder will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The common stock may be sold in:

         - a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of such exchange; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchases.

         The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholder may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. The selling shareholder may, from time to time, authorize underwriters acting as its agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholder, or other bona fide owner of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholder, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

         All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         There is no assurance that the selling shareholder will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-21528) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1.       Annual Report on Form 10-K for the year ended December 31,
                  1999;

         2.       Current Report on Form 8-K dated January 12, 2000;

         3.       Quarterly Report on Form 10-Q for the quarter ended March 31,
                  2000;

         4.       Proxy Statement for the 2000 Annual Meeting of Shareholders;

         5.       Current Report on Form 8-K dated May 17, 2000;

         6.       Current Report on Form 8-K dated July 6, 2000;

         7.       Current Report on Form 8-K dated July 6, 2000;

         8.       Current Report on Form 8-K dated July 18, 2000;

         9.       Quarterly Report on Form 10-Q for the quarter ended June 30,
                  2000;

         10.      Current Report on Form 8-K dated August 3, 2000.

         11. The description of Bell Microproducts common stock which is contained or incorporated by reference in the Registration Statement on Form 8-A dated April 14, 1993 which was declared effective by the Securities and Exchange Commission on June 14, 1993.

         You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

         Remo E. Canessa
         Chief Financial Officer
         Bell Microproducts Inc.
         1941 Ringwood Avenue
         San Jose, California  95131
         (408) 451-9400

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following expenses will be paid by the Registrant in connection with the distribution of the shares registered hereby. The Registrant is paying all of the selling shareholders' expenses related to this offering, except the selling shareholders will pay any applicable broker's commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC Registration Fee, are estimated.

    SEC Registration Fee ..............................$4,894
    Legal Fees and Expenses ............................2,000
    Accountants' Fees and Expenses .....................2,000
    Miscellaneous ......................................1,106
                                                       ------
             Total ...................................$10,000

Item 15.  Indemnification of Directors and Officers.

         Section 317 of the California General Corporation Law (the "CGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").
Article IV of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the CGCL. The Registrant has also entered into agreements with its officers and directors that may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from any acts or omissions or transactions from which a director may not be relieved of liability under the CGCL), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Registrant has obtained directors' and officers' insurance pursuant to said agreements.

         The Registrant's Articles of Incorporation also provide that the liability of the directors of the Registrant for monetary damages to the Registrant or its shareholders is eliminated to the fullest extent permissible under the CGCL.

         The Registrant and the selling shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16.  Exhibits.

           See Exhibit Index on page following signatures.

Item 17.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.
                                      II-2

         (c)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 11,
2000.

                                       BELL MICROPRODUCTS INC.


                                       By /s/ R. E. Canessa
                                          Remo E. Canessa
                                          Chief Financial Officer

                                POWER OF ATTORNEY

         The undersigned each hereby constitutes and appoints any one or both of
W. Donald Bell and Remo E. Canessa his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of Bell Microproducts Inc. with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

    Signature                Title                                 Date

/s/ W. D. Bell         President, Chief Executive Officer
W. Donald Bell         and Director                           September 11, 2000

/s/ R. E. Canessa      Chief Financial Officer                September 11, 2000
Remo E. Canessa

/s/ Gordon A. Campbell Director                               September 11, 2000
Gordon A. Campbell

/s/ Eugene Chaiken     Director                               September 11, 2000
Eugene Chaiken

/s/ Edward Gelbach     Director                               September 11, 2000
Edward Gelbach

/s/ James E. Ousley    Director                               September 11, 2000
James E. Ousley

/s/ Glenn E. Penisten  Director                               September 11, 2000
Glenn Penisten

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------


                                    EXHIBITS
                                       to
                         Form S-3 Registration Statement
                                ----------------


                             Bell Microproducts Inc.
             (Exact name of Registrant as specified in its charter)

                                ----------------

                                      INDEX

Exhibit
-------
4.1 Amended and Restated Articles of Incorporation--incorporated by reference to exhibit filed with the Registrant's Registration Statement on Form S-8 (File No. 33-66580) filed on July 29, 1993.

4.2 Amended and Restated Bylaws--incorporated by reference to exhibit filed with the Registrant's Registration Statement on Form S-1 (File No. 33-60954) filed on April 14, 1993 and which became effective on June 14, 1993.

5.1      Opinion and Consent of Fredrikson & Byron, P.A.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1 Power of attorney from directors (included on signature page of this Registration Statement).